EXHIBIT (c)
PROXY VOTING POLICIES AND PROCEDURES
As of May 1, 2007
I. Policy
     Proxy Voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. When ING Clarion Real Estate Securities, L.P. (“Clarion”) has discretion to vote the proxies of its clients, it will vote those proxies in the best interest of its clients and in accordance with these policies and procedures.
II. Proxy Voting Procedures
     (a) All proxies received by Clarion will be sent to the Compliance Officer. The Compliance Officer will:
          (1) Keep a record of each proxy received;
          (2) Forward the proxy to the appropriate analyst;
          (3) Determine which accounts managed by Clarion hold the security to which the proxy relates;
          (4) Provide Institutional Shareholder Services (“ISS”), Clarion’s proxy voting agent, with a list of accounts that hold the security, together with the number of votes each account controls (reconciling any duplications), and will coordinate with ISS and the analyst to ensure the vote decision is processed in a timely fashion.
          (5) Absent material conflicts (See Section IV), the analyst will determine how Clarion should vote the proxy. The analyst will send the decision on how Clarion will vote a proxy to the Compliance Officer. The Compliance Officer is responsible for notifying ISS of the voting decision.
          (6) Clarion retains ISS, a third party, to assist it in coordinating and voting proxies with respect to client securities. The Compliance Officer shall monitor the third party to assure that all proxies are being properly voted and appropriate records are being retained.
III. Voting Guidelines
     In the absence of specific voting guidelines from the client, Clarion will vote proxies in the best interests of each particular client, which may result in different voting results for proxies for the same issuer. A copy of Clarion’s guidelines is available upon request.

IV. Conflicts of Interest
     (1) The Compliance Officer will identify any conflicts that exist between the interests of Clarion and its clients. This examination will include a review of the relationship of Clarion and its affiliates with the issuer of each security (and any of the issuer’s affiliates) to determine if the issuer is a client of Clarion, or an affiliate of Clarion, or has some other relationship with Clarion or a client of Clarion.
     (2) If a material conflict exists, Clarion will determine whether voting in accordance with the voting guidelines and factors described above is in the best inerests of the client. Clarion will also determine whether it is appropriate to disclose the conflict to the affected clients and, except in the case of clients that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), give the clients the opportunity to vote their proxies themselves. In the case of ERISA clients, if the Investment Management Agreement reserves to the ERISA client the authority to vote proxies when Clarion determines it has a material conflict that affects its best judgment as an ERISA fiduciary, Clarion will give the ERISA client the opportunity to vote the proxies themselves.
V. Disclosure
     (a) Clarion will disclose in its Form ADV Part II that clients may contact the Compliance Officer, William E. Zitelli, via e-mail or telephone at william.zitelli@ingclarion.com, phone number (610) 995-2500, in order to obtain information on how Clarion voted such client’s proxies and to request a copy of these policies and procedures. If a client requests this information, the Compliance Officer will prepare a written response to the client that lists, with respect to each voted proxy that the client has inquired about, (1) the name of the issuer; (2) the proposal voted upon and (3) how Clarion voted the client’s proxy.
     (b) A concise summary of these Proxy Voting Policies and Procedures will be included in Clarion’s Form ADV Part II and will be updated whenever these policies and procedures are updated. The Compliance Officer will arrange for a copy of this summary to be sent to all existing clients who have already been offered Clarion’s Form ADV Part II in a separate mailing.
VI. Recordkeeping
     The Compliance Officer will maintain files relating to Clarion’s proxy voting procedures in an easily accessible place. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of Clarion. Records of the following will be included in the files:
     (a) Copies of these proxy voting policies and procedures and any amendments thereto.
     (b) A copy of any document Clarion created that was material to making a decision how to vote proxies, or that memorializes that decision.
     (c) A copy of each written client request for information on how Clarion voted such client’s proxies, and a copy of any written response to any (written or oral) client request for information on how Clarion voted its proxies.

     ISS retains a copy of each proxy statement that ISS receives on Clarion’s behalf, and these statements are available to Clarion upon request. Additionally, Clarion relies on ISS to retain a copy of the votes cast, available to Clarion upon request.